Exhibit 77 C for FAM 06/30/2006 N-SAR: Submission of Matters to a Vote of Shareholders

The Joint Annual Meeting of Shareholders of First Trust Strategic High Income Fund, First Trust Value Line(R) 100 Fund, Energy Income and Growth Fund, First Trust/Fiduciary Asset Management Covered Call Fund, First Trust/Aberdeen Global Opportunity Income Fund and First Trust/FIDAC Mortgage Income Fund was held on April 17, 2006. At the Annual Meeting, the Funds Board of Trustees, consisting of James A. Bowen, Niel B. Nielson, Thomas R. Kadlec and Richard E. Erickson, was elected to serve an additional one-year term. The number of votes cast for James A. Bowen was 12,747,293, the number of votes withheld was 282,833 and the number of abstentions was 4,335,060. The number of votes cast for Niel B. Nielson was 12,745,760, the number of votes withheld was 284,416 and the number of abstentions was 4,335,060. The number of votes cast for Richard E. Erickson was 12,743,322, the number of votes withheld was 286,854 and the number of abstentions was 4,335,060. The number of votes cast for Thomas R. Kadlec was 12,744,475, the number of votes withheld was 285,701 and the number of abstentions was 4,335,060.